Exhibit 99.1

CytoSorbents Reports Preliminary Fourth Quarter and Full Year 2020 Revenue

Preliminary Full Year and Q4 2020 Product Sales were $39.5 million and $11.5 million, respectively, representing growth of 73% and 74%, respectively, over the corresponding prior periods. Cumulative CytoSorb treatments surpassed 121,000.

MONMOUTH JUNCTION, NJ – January 12, 2021 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb® blood purification technology to treat deadly inflammation in critically ill and cardiac surgery patients around the world, pre-announces preliminary unaudited fourth quarter 2020 and full-year 2020 results ahead of filing its Form 10-K.

Preliminary 2020 Financial Highlights:

The Company expects to announce the following:

•	Cumulative CytoSorb treatments delivered exceeded 121,000, up from 80,000 at the end of 2019
•	Preliminary 2020 unaudited Total Revenue, which includes product sales and grant revenue, was approximately $40.8 million versus $24.9 million in 2019
•	Preliminary 2020 unaudited Product Sales increased 73% to approximately $39.5 million, from $22.8 million in 2019, driven by strength across all sales units
•	Preliminary Q4 2020 unaudited Total Revenue was approximately $11.8 million versus $7.4 million in Q4 2019
•	Preliminary Q4 2020 unaudited Product Sales rose 74% to approximately $11.5 million, compared to $6.6 million in Q4 2019
•	Preliminary blended product gross margins are expected to approach 80% for Q4 2020, mixing higher margin direct and lower margin distributor and partner sales
•	Strong cash balance at the end of 2020 was in excess of $71 million, following the repayment of the $15 million term loan from Bridge Bank in Q4 2020

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “Our record financial performance in 2020 reflects the underlying strength of our core businesses in critical care and cardiac surgery, aided by broad-based demand for CytoSorb as a powerful therapy to treat cytokine storm and hyperinflammation in mechanically ventilated COVID-19 patients. By leveraging our existing businesses, with new opportunities such as liver disease and the removal of blood thinners in cardiothoracic surgery, we believe 2021 will be another year of strong growth. We plan to provide more detail on the year ahead in a stockholder’s letter later this month.”

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 67 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorb® has been used in more than 121,000 human treatments to date. CytoSorb has received CE-Mark label expansions for the removal of bilirubin (liver disease), myoglobin (trauma) and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $38 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including ECOS-300CY™, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.   For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, including, but not limited to, statements regarding our plans to leverage our existing business for future growth and to deliver a stockholders letter, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 5, 2020, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements, particularly in light of the current coronavirus pandemic, where businesses can be impacted by rapidly changing state and federal regulations, as well as the health and availability of their workforce. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

Please Click to Follow Us on Facebook and Twitter

Cytosorbents Contact:
Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:

Eric Kim

Rubenstein Public Relations

212-805-3055

ekim@rubensteinpr.com